Exhibit 10.3

Director Compensation Policy

                Each director who is not an employee is eligible to receive compensation from us for his or her services as a member of our board or any of its standing committees. Each such non-employee director will be entitled to receive an annual retainer of 10,000 shares of our common stock per year of service plus an additional amount of common stock up to 10,000 shares based on active board participation.